ICO, INC. CHANGE IN CONTROL SEVERANCE PLAN

Participation Agreement
Date:  October 7, 2009

To:  Derek Bristow

The purpose of this Participation Agreement is to confirm your participation in the ICO, Inc. Change in Control Severance Plan (the “Plan”), subject to your executing of this Participation Agreement and returning it to the Company within ten business days after the date set forth above.  Any capitalized terms not used herein and not defined herein have the meaning ascribed to such terms in the Plan.

The Severance Benefit for which you may be eligible pursuant to Section 4(a) of the Plan shall mean 200% of your annual base salary as of the date when a Change in Control occurs (i.e. your base salary multiplied by two (2)).  In addition, the Company will pay or reimburse 100% of your premiums at the rate applicable to you for your and your dependents’ continued coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), under the Company’s medical and dental plans to the extent that you and your dependents are participants in such plans immediately prior to your termination, and provided that you elect COBRA continuation coverage, for up to twelve months following termination.

As the geographic location at which you currently perform services is extremely broad, including the Europe and Asia Pacific regions (all of the Company’s locations outside of North and South America), and in your current position Employer permits you to maintain a primary residence in Australia and travel for a significant portion of the time, for the purposes of clause (c) in the definition of “Good Reason” on page 4 of the Plan, “a material change  in the geographic location at which you must perform the services” shall be replaced with the following language: “Employer requiring that you move your primary residence to a location outside of the Brisbane, Australia area.”

As set forth in Section 5 of the Plan, (i) if the aggregate of payments due under this Plan is greater than amounts owed to you under any other agreement and/or severance or separation plan or policy applicable to you (“Other Plan”), then payments made to you under this Plan shall be in lieu of payments owed under such Other Plan, and (ii) if the aggregate of payments due under this Plan is less than amounts owed under any Other Plan applicable to you, then payments made under the Other Plan shall be in lieu of payments under this Plan.  In the event that you become entitled to and are paid payments under an Other Plan, and subsequently become entitled to payments under this Plan, then the amounts due to you under this Plan shall be reduced by the amounts previously paid to you under the Other Plan.  For the avoidance of doubt it is noted that the Company’s incentive compensation plans (pursuant to which employees may be awarded stock options or restricted shares) and 401(k) plan are not within the definition of “Other Plan” for the purpose of this paragraph.

Further details and requirements related to your Severance Benefit are set forth in the Plan, which is attached to and incorporated into this Participation Agreement.

ICO, Inc.
By:	/s/ A. John Knapp, Jr.
A. John Knapp, Jr..
President and C.E.O.

Accepted and agreed to by:

By:	/s/ Derek Bristow
Derek Bristow
Date:	October 7, 2009
Attachment: Change in Control Severance Plan